Exhibit 99.1

NEWS RELEASE
FOR FURTHER INFORMATION:

PHIL LYNCH
VICE PRESIDENT
DIRECTOR CORPORATE COMMUNICATIONS
AND PUBLIC RELATIONS
502-774-7928

MARK STEGEMAN
VICE PRESIDENT
ASSISTANT TREASURER,
INTERIM DIRECTOR INVESTOR RELATIONS
502-774-7325

FOR IMMEDIATE RELEASE

JOAN C. AMBLE ELECTED TO BROWN-FORMAN BOARD

Louisville, KY, November 16, 2011 – Brown-Forman Corporation (NYSE: BFA, BFB) announced today that Joan C. Amble has been elected to the company’s Board of Directors, effective today.

Amble is executive vice president, finance, of the American Express Company, where she has worked since 2004. Previously she served as executive vice president and comptroller.  She is retiring from American Express at the end of 2011.

Brown-Forman Board Chairman Geo. Garvin Brown IV stated, “Joan Amble is a very accomplished executive with extensive business experience, particularly in the financial arena. We’re delighted to welcome her to the board and believe she will provide significant contributions to the future success of Brown-Forman.”

Prior to her career at American Express, Amble was chief financial officer and chief operating officer of GE Capital Markets, part of General Electric Company. She served in a variety of financial positions during her 14-year tenure at GE. Prior to joining GE, Amble worked at the Financial Accounting Standard Board and as a certified public accountant at Ernst & Young.  In 2008, Amble was honored by CFO magazine as one of the 25 Women to Watch in Finance.

Amble currently serves on the Sirius XM Radio board of directors, where she chairs the audit committee. She received a bachelor of science in Accounting from The Pennsylvania State University and is a certified public accountant.  A long-time supporter of her alma mater, she serves on the Board of Visitors at the Penn State Smeal College of Business.

For 140 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel's Tennessee Whiskey, Southern Comfort, Finlandia, Jack Daniel's & Cola, Canadian Mist, Korbel, Gentleman Jack, el Jimador, Herradura, Sonoma-Cutrer, Chambord, New Mix, Tuaca, and Woodford Reserve.  Brown-Forman's brands are supported by nearly 3,900 employees and sold in approximately 135 countries worldwide. For more information about the company, please visit http://www.brown-forman.com.

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          BROWN-FORMAN CORPORATION  850 DIXIE HIGHWAY, LOUISVILLE, KY  40210  E-MAIL: BROWN-FORMAN@B-F.COM  WWW.BROWN-FORMAN.COM